UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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FIRST INVESTORS INCOME FUNDS
(Name of Registrant as Specified in its Charter)

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FIRST INVESTORS LIFE SERIES HIGH YIELD FUND, a series of FIRST INVESTORS
LIFE SERIES FUNDS
FIRST INVESTORS FUND FOR INCOME, a series of FIRST INVESTORS INCOME
FUNDS

______________________________

INFORMATION STATEMENT
______________________________

June 15, 2009

     This document is an Information Statement for the shareholders of the First Investors Life Series High Yield Fund and the First Investors Fund For Income (collectively, the “Funds”), series of First Investors Life Series Funds and First Investors Income Funds, respectively, each a registered open-end management investment company (collectively, the “Trusts”).

     The purpose of this Information Statement is to provide you with information regarding the engagement of a new subadviser for the Funds. Effective April 24, 2009, Muzinich & Co., Inc. (“Muzinich”) assumed responsibility for the day-to-day management of the investments of the Funds (except for the cash portions of the portfolios of the Funds). The Funds’ investment objectives, strategies and principal risks have not changed as a result of Muzinich’s engagement.

     The Funds’ investment adviser, First Investors Management Company, Inc. (“FIMCO”), located at 110 Wall Street, New York, New York, 10005 continues to be responsible for the oversight and supervision of the Funds’ activities, the monitoring of their performance, and managing the portions of their portfolios that are maintained in cash. FIMCO, and not the Funds, is responsible for paying the subadvisory fees. In addition to serving as the Funds’ investment adviser, FIMCO also provides fund administration services to each Fund. There is no change to the advisory agreement between FIMCO and the Funds and no change in the total amount of advisory fees that the Funds will pay to FIMCO.

     We Are Not Asking You For a Proxy. FIMCO is permitted to enter into new or modified subadvisory agreements with existing or new unaffiliated investment subadvisers without approval of Fund shareholders based on an order by the Securities and Exchange Commission (“SEC”) and the prior approval of shareholders permitting FIMCO to rely on that order. This Information Statement was mailed on or about June 15, 2009 to the Funds’ shareholders of record as of April 23, 2009 (“Record Date”). The Funds will bear the expenses incurred in connection with preparing and delivering this Information Statement. You may obtain copies of each Fund’s most recent Annual and Semi-Annual Reports to Shareholders, without charge, by writing to Administrative Data Management Corp., Raritan Plaza 1, Edison, NJ 08837, by calling 1-800-423-4026 or by visiting our website at www.firstinvestors.com under the heading “Information Center” and by clicking “Mutual Fund Annual and Semi-Annual Reports and SAIs.”

     As of the Record Date, there were issued and outstanding 11,009,587.480 Class A shares of the High Yield Fund and 183,296,473.291 Class A shares and 5,363,400.438 Class B shares of the Fund For Income. Except as set forth in Appendix A, as of the Record Date, the Funds do not know of any person who owns beneficially or of record 5% or more of the shares of either Fund. As of that same date, the Board of Trustees (“Board”), as a group, owned less than 1% of each Fund’s outstanding shares.

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INFORMATION REGARDING MUZINICH

     Muzinich is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. As of March 31, 2009, Muzinich had more than $3.3 billion of assets under management. Muzinich has extensive investment management experience and has been managing high-yield and investment grade bond portfolios since 1990. Muzinich is located at 450 Park Avenue, New York, NY 10022. Appendix B lists information regarding the principal executive officers and directors of Muzinich.

     George M. Muzinich, the President of Muzinich, owns 82% and the 2008 Muzinich Family Trust owns 18% of the outstanding voting securities of Muzinich. Mr. Muzinich and the 2008 Muzinich Family Trust are located at 450 Park Avenue, 18th Floor, New York, NY 10022.

     No officers or Trustees of the Trusts are officers, employees, directors, general partners or shareholders of Muzinich. In addition, since the beginning of each Fund’s most recently completed fiscal year, no Trustee of the Trusts has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Muzinich, any parent or subsidiary of Muzinich or any subsidiary of a parent of such entities was or is to be a party.

INFORMATION ON MUZINICH’S APPOINTMENT

     On April 23, 2009, the Board, including a majority of the non-interested Trustees (“Independent Trustees”), approved a Subadvisory Agreement (the “Agreement”) among the Trusts, FIMCO and Muzinich. FIMCO’s recommendation that the Board approve the appointment of Muzinich as subadviser to the Funds was intended to improve the consistency of the performance of each Fund and address the fact that the aggregate assets managed by FIMCO in the high yield sector had declined to the point that maintaining an internal management team was no longer cost effective. As of March 31, 2009, Muzinich had more than $3.3 billion of assets under management and extensive experience in managing high-yield and investment grade bond portfolios similar to those of the Funds.

     In reaching its decision, the Board considered several factors when evaluating Muzinich and in approving the Agreement, including Muzinich’s experience in managing U.S. dollar denominated high yield bonds (“U.S. high yield bonds”) and high yield bond portfolios, the past performance of accounts managed by Muzinich with a similar investment mandate as the Funds, its overall capabilities to perform the services under the Agreement and its willingness to perform those services for the Funds. A discussion of the factors relating to the Board’s appointment of Muzinich as subadviser to the Funds and approval of the Agreement and subadvisory fee to be paid by FIMCO to Muzinich follows.

     Nature, extent, and quality of the services to be provided by Muzinich. The Board considered Muzinich’s investment process, its experience in managing portfolios of U.S. high yield bonds, and the experience and capabilities of the personnel who will be responsible for the management of each Fund. In addition, the Board considered the differences between Muzinich’s investment strategy compared to that of the FIMCO portfolio managers who were managing each Fund at the time. The Board also took into consideration FIMCO’s belief that Muzinich’s approach to investing in U.S. high yield bonds would reduce the risk profile of the portfolio of each Fund and improve the relative performance for Fund shareholders when the high yield market is performing poorly. The Board also considered Muzinich’s plan for transitioning each Fund’s portfolio over time and its sell side discipline. In addition, the Board considered Muzinich’s investment resources, infrastructure and the adequacy of its compliance program. Based on this information, the Board concluded that the nature, extent and quality of the subadvisory services to be provided by Muzinich were appropriate for each Fund in light of its investment objective, and, thus, supported a decision to approve the Agreement.

     Investment Performance of Muzinich. The Board evaluated Muzinich’s historical investment performance record in managing assets utilizing a U.S. high yield bond mandate. In this regard, the Board evaluated the performance of Muzinich’s U.S. High Yield Composite (the “Composite”) with the performance of the Merrill Lynch BB/B Index and Merrill Lynch High Yield Index (each, an “Index”) and the average performance of the applicable Lipper peer group for the three-, five- and 10-year periods ending December 31, 2008, as well as the annual performance for each of 2004 through 2008 and year-to-date performance through March 31, 2009. The Board noted that the performance of the Composite was better than the performance of each Index and the Lipper peer group for most of the periods presented. The Trustees concluded that the historical investment performance record of Muzinich supported approval of the Agreement.

     Subadvisory Fees. In evaluating the Agreement, the Board reviewed Muzinich’s proposed subadvisory fee schedule. The Board considered that Muzinich represented to FIMCO that the fee to be paid by FIMCO under the Agreement is competitive with the fees Muzinich charges any other fund or separate account client for a similar investment mandate. The Trustees concluded that Muzinich’s subadvisory fees under the Agreement appeared to be within a reasonable range for the services to be provided to each Fund.

     Costs of the services to be provided and profits to be realized by Muzinich and its affiliates fromthe relationship with each Fund. Since the subadvisory relationship with Muzinich is new, the Board did not consider the costs of the services to be provided and profits to be realized by Muzinich and its affiliates from the relationship with each Fund. The Trustees did consider, however, FIMCO’s representation that FIMCO did not anticipate any material change to its profitability as a result of the hiring of Muzinich.

     Extent to which economies of scale would be realized as each Fund grows and whether fee levelsreflect these economies of scale for the benefit of Fund investors. The Board considered that the fees to be paid to Muzinich under the Agreement are to be paid by FIMCO and not each Fund, and noted that FIMCO negotiated “breakpoints” in Muzinich’s fees based on the levels of assets in the Funds. The Board also considered that the investment management agreement fee schedule with FIMCO for each Fund includes breakpoints so that, to the extent that assets of the Fund grow, certain management economies of scale may be shared for the benefit of shareholders.

     Benefits to be derived by Muzinich from the relationship with each Fund. The Board considered the “fall-out” or ancillary benefits that may accrue to Muzinich as a result of the subadvisory relationship with each Fund, including access to the U.S. mutual fund marketplace with respect to the sub adviser’s investment process and expanding the level of assets under management by Muzinich. The Board also noted that Muzinich does not participate in any soft dollar arrangements with any parties. After review of this information, the Trustees concluded that the potential benefits accruing to Muzinich by virtue of its relationship with the Funds appeared to be reasonable.

     Other. The Trustees considered the selection and due diligence process employed by FIMCO in deciding to recommend Muzinich as subadviser to the Funds and also considered FIMCO’s conclusion that the fees to be paid to Muzinich for its services to the Funds are reasonable and appropriate in light of the nature and quality of services to be provided by Muzinich and the reasons supporting that conclusion. The Trustees concluded that FIMCO’s recommendations and conclusions supported approval of the Agreement with Muzinich.

     The Board did not identify any single factor as being of paramount importance and different Trustees may have given different weights to different factors. In summary, based on the various considerations described above, the Trustees, including a majority of the Independent Trustees, concluded that the proposed subadvisory fee for each Fund is reasonable and that the approval of the Agreement is in the best interests of each Fund and its shareholders, and as a result approved the Agreement.

INFORMATION ON THE SUBADVISORY AGREEMENT

     Under the Agreement, Muzinich is responsible, subject to the supervision of the Board and FIMCO, for the investment management of the assets of the Funds, including the selection of the Funds’ investments and the broker-dealers that will execute transactions for the Funds. The Agreement recognizes that Muzinich, under certain circumstances, may direct brokerage to broker-dealers who charge higher commissions if in its judgment the commissions are reasonable in relation to the value of the research, analysis, advice or similar services provided by such broker-dealer. The Agreement also authorizes FIMCO to request that transactions be executed by broker-dealers that provide brokerage or research services to FIMCO. In addition, the Agreement provides that Muzinich will maintain certain books and records required to be maintained by it pursuant to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder with respect to transactions that Muzinich effects on behalf of the Funds, and will furnish the Board and FIMCO with such periodic and special reports as the Board or FIMCO may reasonably request.

     The Agreement provides that Muzinich will not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds, their shareholders, the Trust or FIMCO in connection with the matters to which the Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Muzinich in the performance of its duties or from reckless disregard by it of its obligations and duties under the Agreement.

     The Agreement remains in effect for an initial two-year term. Thereafter, the Agreement will continue in effect if it is approved at least annually by the Board, including a majority of the Independent Trustees, which vote must be cast in person at a meeting called for the purpose of voting on such approval.

     Under the Agreement, for the services performed and the expenses assumed, Muzinich will receive a subadvisory fee from FIMCO (and not from the Funds), computed in the following manner. The average daily net assets of the First Investors Fund For Income that are allocated to Muzinich for management will be aggregated with the average net assets of the First Investors Life Series High Yield Fund that are allocated to Muzinich for management. A blended fee shall then be computed on the sum of such assets of both Funds using the following schedule: 0.25% per annum on the first $250 million in managed assets; 0.225% per annum on the next $250 million in managed assets; and 0.20% per annum on all balances over $500 million in managed assets.

     The Agreement provides that the Funds, by the vote of a majority of the Board or a majority of its outstanding voting securities, may terminate the agreement, without penalty, on not more than 60 days’ nor less than 30 days’ written notice to Muzinich and Muzinich may terminate the Agreement, without penalty, on not more than 60 days’ nor less than 30 days’ written notice to FIMCO. In addition, the Agreement will automatically terminate upon assignment.

DELIVERY OF DOCUMENTS

     Pursuant to the Funds’ householding policy, only one Information Statement is being delivered to multiple shareholders at the same address unless instructions to the contrary have been received. The Funds will provide copies of these materials free of charge. Shareholders may request another copy of this Information Statement or the annual reports or request to start or discontinue “householding” of future mailings by writing to the Funds at the address above or by calling the telephone number above.

PRINCIPAL UNDERWRITER

     First Investors Corporation, located at 110 Wall Street, New York, New York 10005, is the principal underwriter of the Fund for Income. The High Yield Fund is available for purchase only through variable annuity contracts or variable life insurance policies offered by First Investors Life Insurance Company. Therefore, the High Yield Fund has not entered into an underwriting agreement.

APPENDIX A

     The following shareholder is shown on the First Investors Life Series High Yield Fund’s records as owning 5% or more of its shares as of the Record Date:

	Number and Percentage of Shares
Name and Address	Beneficially Owned as of April 23, 2009
First Investors Life Insurance Company
110 Wall Street	11,009,587.480	100%
New York, New York 10005

     There are no shareholders shown on the First Investors Fund for Income’s records as owning 5% or more of its shares as of the Record Date.

APPENDIX B

     The following is a list of the principal executive officers and directors of Muzinich & Co., Inc. The address of each officer and director listed below is 450 Park Avenue, 18th Floor, New York, NY 10022.

Name	Position with Muzinich/Principal Occupation
George M. Muzinich	President
Mark W. Clark	CFO/CCO
Michael Ludwig	Director-Analytics
Justin Muzinich	Director